CONSENT OF INDEPENDENT AUDITORS
                                   Exhibit 23


The Board of Directors
Ethan Allen Interiors Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-47935 and 333-26949) on Form S-8 of Ethan Allen Interiors Inc. of our report dated August 2, 2001, relating to the consolidated balance sheets of Ethan Allen Interiors Inc. and Subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and related financial statement schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Ethan Allen Interiors Inc.



                                                                  /s/  KPMG LLP


Stamford, Connecticut
September 11, 2001